EXHIBIT 99.1

Meridian Announces Cost Cutting Measures

Targets $15 Million in Annual Cash Savings

HOUSTON, Feb. 3, 2009 (GLOBE NEWSWIRE) -- The Meridian Resource Corporation (NYSE:TMR) announced today that in an effort to better position itself for the foreseeable economic environment, it has taken measures to bolster its current and future cash position by reducing the Company's annual General and Administrative (G&A) cost by approximately 33% or $12 million (as compared to expected 2008 total G&A cost). The estimated cash savings include both capitalized and non-capitalized cost. Additionally, annual field lease operating costs are targeted to be reduced by $3.3 million as compared to 2008. The 2009 Capital Expenditure program is still being adjusted.

The bulk of these measures entail a reduction in work force, including managers, salaried and hourly workers, field personnel and contract employees. Other cost-cutting measures being implemented by the Company include high-grading and trimming the Company's portfolio of development and exploration projects, reducing our working interest in higher cost areas such as the Austin Chalk wells, and becoming more efficient with our drilling and lease operating expenditures.

Paul Ching, Meridian's interim CEO, stated: "During my first few weeks as CEO, I have taken a hard look at numerous scenarios resulting in a range of price-adjusted expected cash flows for 2009. I have determined that difficult, but essential, decisions are required and must be implemented quickly as we work our way through this economic downturn and strive to improve shareholder value. Hence, we are immediately taking the outlined actions to reduce our cost structure. It's never easy to let employees go, particularly those who have been with us for many years and who have made many contributions to the Company."

Mr. Ching added, "The Company has a good foundation of assets to build on which include:

  -- Secure acreage positions that are held by production in the
     Company's major operating areas - Ramos, Weeks Island, Biloxi
     Marshland and East Texas;
  -- Favorable crude oil and natural gas hedge positions;
  -- South Louisiana seismic assets and a highly talented team that have a proven record in generating quality prospects;
  -- Relevant acreage position in south central Texas that is on trend with new Eagle Ford shale discoveries;
  -- Focused, quality employees who are also shareholders."

Meridian will be hosting a conference call to answer shareholder and analyst questions concerning the Company's cost cutting measures and additional operational and financial questions. The call is scheduled for 2 p.m. (CST) Thursday, February 5th. If you wish to participate in this conference call, dial 888.679.8037 (US/Canada), or 617.213.4849 (for International calls), five to ten minutes before the scheduled start time and reference Conference ID #31330702. The conference call may also be listened to live over the internet by going to the Company's website at www.tmrc.com.

Additionally, a replay of the conference call will be available for one week following the live broadcast, by dialing 888.286.8010 (US/Canada) or 617.801.6888 (International calls), and referencing Conference ID #46483094. A replay of the conference call will also be available on the Company's website shortly after the broadcast.

The Meridian Resource Corporation is an independent oil and natural gas company engaged in the exploration, exploitation, acquisition and development of oil and natural gas in Louisiana, Texas, and the Gulf of Mexico. Meridian has access to an extensive inventory of seismic data and, among independent producers, is a leader in using 3-D seismic and other technologies to analyze prospects, define risk, target and complete high-potential wells for exploration and development. Meridian is headquartered in Houston, Texas, and has a field office in Weeks Island, Louisiana. Meridian stock is traded on the New York Stock Exchange under the symbol "TMR".

Safe Harbor Statement and Disclaimer

Statements identified by the words "expect," "projects," "plans," and certain of the other foregoing statements may be deemed "forward-looking statements." Although Meridian believes that the expectations reflected in such forward-looking statements are reasonable, these statements involve risks and uncertainties that may cause actual future activities and results to be materially different from those suggested or described in this press release. These include risks inherent in the drilling of oil and natural gas wells, including risks of fire, explosion, blowout, pipe failure, casing collapse, unusual or unexpected formation pressures, environmental hazards, and other operating and production risks inherent in oil and natural gas drilling and production activities, which may temporarily or permanently reduce production or cause initial production or test results to not be indicative of future well performance or delay the timing of sales or completion of drilling operations; risks with respect to oil and natural gas prices, a material decline in which could cause the Company to delay or suspend planned drilling operations or reduce production levels; and risks relating to the availability of capital to fund drilling operations that can be adversely affected by adverse drilling results, production declines and declines in oil and gas prices. These and other risks are described in the Company's documents and reports, available from the U.S. Securities and Exchange Commission, including the report filed on Form 10-K for the year ended December 31, 2007.

CONTACT:  The Meridian Resource Corporation
          Lance L. Weaver
          (281) 597-7125
          lweaver@tmrx.com
          www.tmrc.com